Exhibit 10.1


                          STOCK PURCHASE AGREEMENT


                                by and among


                          USN COMMUNICATIONS, INC.


                                    and


             UNIFIED SIGNAL CORPORATION, a Georgia corporation


                                    and


             UNIFIED SIGNAL CORPORATION, a Delaware corporation


                               April 1, 1999


                             TABLE OF CONTENTS

                                                                         Page
 ARTICLE I
 PURCHASE AND SALE  . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
           SECTION 1.1  Purchase and Sale   . . . . . . . . . . . . . . .  1
           SECTION 1.2  Purchase Price . . . . . . . . . . . . . . . . . . 1
           SECTION 1.3  Closing  . . . . . . . . . . . . . . . . . . . . . 2
           SECTION 1.4  Bankruptcy Court Order.  . . . . . . . . . . . . . 3

 ARTICLE II
 REPRESENTATIONS AND WARRANTIES OF SELLER   . . . . . . . . . . . . . . .  3
           SECTION 2.1  Organization . . . . . . . . . . . . . . . . . . . 3
           SECTION 2.2  Capitalization . . . . . . . . . . . . . . . . . . 4
           SECTION 2.3  Ownership of Stock . . . . . . . . . . . . . . . . 4
           SECTION 2.4  Authorization; Validity of Agreement . . . . . . . 5
           SECTION 2.5  Consents and Approvals; No Violations  . . . . . . 5
           SECTION 2.6  Financial Statements . . . . . . . . . . . . . . . 6
           SECTION 2.7  No Undisclosed Liabilities . . . . . . . . . . . . 6
           SECTION 2.8  Absence of Certain Changes . . . . . . . . . . . . 6
           SECTION 2.9  Employee Benefit Plans; ERISA  . . . . . . . . . . 7
           SECTION 2.10  Litigation  . . . . . . . . . . . . . . . . . . . 8
           SECTION 2.11  No Default; Compliance with Applicable Laws . . . 8
           SECTION 2.12  Taxes . . . . . . . . . . . . . . . . . . . . . . 9
           SECTION 2.13  Affiliated Transactions . . . . . . . . . . . .  10
           SECTION 2.14  Intellectual Property . . . . . . . . . . . . .  10
           SECTION 2.15  Environmental Matters . . . . . . . . . . . . .  10
           SECTION 2.16  Contracts . . . . . . . . . . . . . . . . . . .  11
           SECTION 2.17  Title to Assets . . . . . . . . . . . . . . . .  11
           SECTION 2.18  Brokers or Finders  . . . . . . . . . . . . . .  11
           SECTION 2.19  Residual Commissions. . . . . . . . . . . . . .  12
           SECTION 2.20  Regulatory Matters.   . . . . . . . . . . . . .  12
           SECTION 2.21  No Dividends or Intercompany Payments.  . . . .  12
           SECTION 2.22  Cellular Paging Subscribers; Subscribers
                           Turnover; Accounts Receivables . . . . . . . . 12
 ARTICLE III
 REPRESENTATIONS AND WARRANTIES OF PURCHASER  . . . . . . . . . . . . . . 13
           SECTION 3.1  Organization . . . . . . . . . . . . . . . . . .  13
           SECTION 3.2  Authorization; Validity of Agreement . . . . . .  13
           SECTION 3.3  Consents and Approvals; No Violations  . . . . .  14
           SECTION 3.4  Absence of Certain Changes . . . . . . . . . . .  14
           SECTION 3.5  Litigation . . . . . . . . . . . . . . . . . . .  14
           SECTION 3.6  Financing Commitment . . . . . . . . . . . . . .  15
           SECTION 3.7  Investment Purpose . . . . . . . . . . . . . . .  15
           SECTION 3.8  Brokers or Finders . . . . . . . . . . . . . . .  15

 ARTICLE IV
 COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
           SECTION 4.1  Interim Operations of the Company  . . . . . . .  15
           SECTION 4.2  Access to Information  . . . . . . . . . . . . .  17
           SECTION 4.3  Employee Benefits  . . . . . . . . . . . . . . .  17
           SECTION 4.4  Publicity  . . . . . . . . . . . . . . . . . . .  18
           SECTION 4.5  Approvals and Consents; Cooperation;
                          Notification . . . . . . . . . . . . . . . . .  19
           SECTION 4.6  Further Assurances . . . . . . . . . . . . . . .  19
           SECTION 4.7  Transfer Taxes . . . . . . . . . . . . . . . . .  20
           SECTION 4.8  Name Change  . . . . . . . . . . . . . . . . . .  20
           SECTION 4.9  Deposit. . . . . . . . . . . . . . . . . . . . .  20
           SECTION 4.10 Certain Contracts  . . . . . . . . . . . . . . .  20
           SECTION 4.11 Intercompany and IntraCompany Accounts   . . . .  20

 ARTICLE V
 CONDITIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
           SECTION 5.1  Conditions to Each Party's Obligation to
                          Effect the Closing  . . . . . . . . . . . . . . 21
           SECTION 5.2  Conditions to the Obligations of Purchaser . . .  21
           SECTION 5.3  Conditions to the Obligations of Seller  . . . .  22

 ARTICLE VI
 TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
           SECTION 6.1  Termination  . . . . . . . . . . . . . . . . . .  23
           SECTION 6.2  Procedure and Effect of Termination  . . . . . .  23

 ARTICLE VII
 INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
           SECTION 7.1  Indemnification by the Seller  . . . . . . . . .  24
           SECTION 7.2  Indemnification by the Purchaser   . . . . . . .  25
           SECTION 7.3  Notice of an Indemnified Liability.  . . . . . .  25
           SECTION 7.4  Indemnified Liability Not Involving a
                          Third Party . . . . . . . . . . . . . . . . .   25
           SECTION 7.5  Indemnified Liability Involving a Third Party. .  25
           SECTION 7.6  Objections.  . . . . . . . . . . . . . . . . . .  26

 ARTICLE VIII
 MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
           SECTION 8.1  Amendment and Modification . . . . . . . . . . .  26
           SECTION 8.2  Notices  . . . . . . . . . . . . . . . . . . . .  26
           SECTION 8.3  Interpretation . . . . . . . . . . . . . . . . .  28
           SECTION 8.4  Counterparts . . . . . . . . . . . . . . . . . .  28
           SECTION 8.5  Entire Agreement; Third Party Beneficiaries  . .  29
           SECTION 8.6  Severability . . . . . . . . . . . . . . . . . .  29
           SECTION 8.7  Governing Law  . . . . . . . . . . . . . . . . .  29
           SECTION 8.8  Jurisdiction . . . . . . . . . . . . . . . . . .  29
           SECTION 8.9  Service of Process . . . . . . . . . . . . . . .  29
           SECTION 8.10  Specific Performance  . . . . . . . . . . . . .  30
           SECTION 8.11  Termination of Representations and Warranties .  30
           SECTION 8.12  Assignment  . . . . . . . . . . . . . . . . . .  31
           SECTION 8.13  Expenses  . . . . . . . . . . . . . . . . . . .  31
           SECTION 8.14  Headings  . . . . . . . . . . . . . . . . . . .  31
           SECTION 8.15  Waivers . . . . . . . . . . . . . . . . . . . .  31
           SECTION 8.16  Schedules . . . . . . . . . . . . . . . . . . .  31


                              TABLE OF ANNEXES


 Index to Defined Terms                                             Annex A
 Index to the Company Disclosure Schedule                           Annex B
 Index to the Purchaser Disclosure Schedule                         Annex C
 Form of Bankruptcy Order                                           Annex D



                          STOCK PURCHASE AGREEMENT


           STOCK PURCHASE AGREEMENT, dated as of April 1, 1999 (this "Agreement"), by and among USN Communications, Inc., a Delaware corporation, and debtor and debtor-in-possession in Case No. 99-383 (PJW) pending in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") ("Seller"), and Unified Signal Corporation, a Georgia corporation and Unified Signal Corporation, a Delaware corporation (collectively, "Purchaser").

           WHEREAS, Seller is the owner of all of the outstanding shares of capital stock (the "Shares") of USN Wireless, Inc., a Connecticut corporation (the "Company"); and

           WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, the Shares subject to the terms and conditions of this Agreement.

           NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                               PURCHASE AND SALE

           SECTION 1.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as hereinafter defined), Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase from Seller, the Shares, free and clear of all options, pledges, security interests, liens or other encumbrances or restrictions on voting or transfer ("Encumbrances"), other than restrictions imposed by Federal or state securities laws.

           SECTION 1.2 Purchase Price. (a) Subject to paragraph (b) below, on the Closing Date and subject to the terms and conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the parties contained herein and in consideration of the sale, assignment, transfer and delivery of the Shares, Purchaser shall pay to Seller Twenty Million Dollars ($20,000,000) (the "Purchase Price") by wire transfer of immediately available funds to an account designated by Seller.

                (b) The Purchase Price shall be reduced by an amount equal to the product of (i) $300 multiplied by (ii) the amount, if any, by which the number of Active Mobile Numbers (as hereinafter defined) set forth on the Closing Date Statement (as hereinafter defined) is less than 68,000; provided, however that the maximum amount of any such reduction shall be equal to the Escrow Amount.

           SECTION 1.3  Closing.

                (a) The sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Skadden, Arps, Slate, Meagher & Flom (Illinois) at 10:00 A.M. Chicago time on the third business day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in
 Article V hereof or at such other place, time or date as Seller and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

                (b) At the Closing, Seller shall deliver or cause to be delivered to Purchaser (i) stock certificates evidencing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank;
 (ii) the minute books, stock books, corporate seals and other corporate records for the Company and the Company Subsidiaries and (iii) all other previously undelivered certificates and other documents required to be delivered by Seller to Purchaser at or prior to the Closing Date in connection with the transactions contemplated hereby.

                (c) At the Closing, Purchaser shall deliver to Seller (i) the Purchase Price less the Deposit (as hereinafter defined) and less the Escrow Amount (as hereinafter defined) by wire transfer in immediately available funds to an account designated by Seller and (ii) all other previously undelivered certificates and other documents required to be delivered by Purchaser to Seller at or prior to the Closing Date in connection with the transactions contemplated hereby.

                (d) At the Closing, Purchaser shall deliver the sum of One Million Dollars ($1,000,000) (the "Escrow Amount") to an escrow holder mutually agreed upon by the parties (the "Escrow Holder"), to establish an escrow (the "Escrow") to be managed and disbursed pursuant to an escrow agreement to be negotiated in good faith and executed by the parties on or prior to the Closing. Such escrow agreement shall provide, among other matters, that the Escrow Holder shall reimburse the Purchaser from the Escrow for severance payments pursuant to Section 4.3(c) and for all claims for indemnification under this Agreement made on or before the second anniversary of the Closing and that, on the second anniversary of the Closing, the Escrow Holder shall release to Seller any amount remaining in the Escrow, less the amount of any pending claims.

           SECTION 1.4 Bankruptcy Court Order. This Agreement shall not be effective unless and until it is approved by the Bankruptcy Court without material changes or modifications and the Bankruptcy Court has issued an order substantially as set forth in Annex D attached hereto.

                                 ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF SELLER

           Seller represents and warrants to Purchaser as follows:

           SECTION 2.1 Organization. Each of Seller and the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and, subject to any required approvals of the Bankruptcy Court, has all requisite corporate power and authority to own and operate its properties and to carry on its business as it is now being conducted, except where failure to be so existing and in good standing or to have such power and authority would not have a Company Material Adverse Effect (as hereinafter defined). Except as disclosed in
 Section 2.1 of the written statement delivered by Seller to Purchaser at or prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing would not have a Company Material Adverse Effect. The Company owns all of the issued and outstanding capital stock of Connecticut Telephone and Communications Systems, Inc., Connecticut Mobilecom, Inc., USN Wireless of Massachusetts, Inc. and USN Wireless of Rhode Island, Inc. (together, the "Company Subsidiaries"). Each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own and operate its properties and to carry on its business as it is now being conducted except where failure to be so existing and in good standing or to have such power and authority would not have a Company Material Adverse Effect. Seller has heretofore made available to Purchaser a complete and correct copy of each of the articles of incorporation and by-laws of the Company and each Company Subsidiary, as currently in effect. As used in this Agreement, "Company Material Adverse Effect" means any material adverse change in, or material adverse effect on, the business, financial condition or operations of the Company and the Company Subsidiaries taken as a whole; provided, however, that, the effects of changes that are generally applicable to (i) the industry and markets in which the Company or the Company Subsidiaries operate or (ii) the United States economy shall be excluded from the determination of Company Material Adverse Effect; and provided, further, that any adverse effect on the Company or the Company Subsidiaries resulting from the execution of this Agreement and the announcement of this Agreement and the transactions contemplated hereby shall also be excluded from the determination of Company Material Adverse Effect.

           SECTION 2.2 Capitalization. The capitalization of the Company and each Company Subsidiary is set forth on Section 2.2 of the Company Disclosure Schedule. All the outstanding shares of capital stock of the Company and the Company Subsidiaries are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. Except as disclosed in Section 2.2 of the Company Disclosure Schedule, there are no existing (i) options, warrants, calls, subscriptions, pre-emptive rights or other rights, convertible securities, agreements or commitments of any character obligating the Company or any Company Subsidiary to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests; (ii) contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock of the Company or any Company Subsidiary or (iii) voting trusts or other agreements that restrict the voting or transfer of the capital stock of the Company or any Company Subsidiary or similar agreements to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock of the Company or any Company Subsidiary.

           SECTION 2.3  Ownership of Stock.  Except as set forth in Section
 2.3 of the Company Disclosure Schedule, the Shares are owned by Seller free and clear of all Encumbrances, other than restrictions imposed by Federal or state securities laws. The Company owns all of the outstanding shares of capital stock of each of the Company Subsidiaries, free and clear of all Encumbrances, other than restrictions imposed by federal or state securities laws. Upon the consummation of the transactions contemplated hereby, Purchaser will acquire title to the Shares, free and clear of all Encumbrances, other than restrictions imposed by Federal or state securities laws. Except for the Company Subsidiaries and except as set forth in Section 2.3 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any partnership, joint venture or business.

           SECTION 2.4 Authorization; Validity of Agreement. Seller has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized and no other corporate proceedings on the part of Seller are necessary to authorize the execution and delivery by Seller of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and (assuming due and valid authorization, execution and delivery hereof by Purchaser and upon receipt of any required approval of the Bankruptcy Court) is a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

           SECTION 2.5 Consents and Approvals; No Violations. Except as disclosed in Section 2.5 of the Company Disclosure Schedule and except for
 (a) filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (b) applicable requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (c) approvals of the Federal Communications Commission (the "FCC"), and the Connecticut Department of Public Utility Control, the Massachusetts Public Utilities Commission and the Rhode Island Public Utilities Commission, if required (collectively, the "PUCs"); and (d) matters specifically described in this Agreement, neither the execution, delivery or performance of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will (i) violate any provision of the articles of incorporation or by-laws of Seller, the Company or the Company Subsidiaries; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Encumbrance upon any of the Shares under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Seller, the Company or any Company Subsidiary is a party or by which any of them or any of their properties or assets may be bound; (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to Seller, the Company or any Company Subsidiary or any of their properties or assets or (iv) require on the part of Seller, the Company or any Company Subsidiary any filing or registration with, notification to, or authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency (a "Governmental Entity"); except in the case of clauses (ii), (iii) or (iv) for such violations, breaches or defaults which, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain individually or in the aggregate, (A) would not have a Company Material Adverse Effect or (B) would become applicable as a result of the business or activities in which Purchaser is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Purchaser.

           SECTION 2.6 Financial Statements. Section 2.6 of the Company Disclosure Schedule contains the audited consolidated financial statements of the Company as of and for the twelve month period ended April 30, 1997, the unaudited consolidated financial statements of the Company as of and for the eight month period ended December 31, 1997 and the unaudited consolidated financial statements of the Company as of and for the twelve month period ended December 31, 1998 and the one-month period ended January 31, 1999 (collectively (including the related notes), the "Company Financial Statements"). The Company Financial Statements present fairly, in all material respects, the financial position of the Company as of the date thereof, and the results of operations of the Company for the respective periods or as of the respective dates set forth therein. The Company Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis during the periods involved, except as otherwise noted therein, subject to normal year-end adjustments.

           SECTION 2.7  No Undisclosed Liabilities.  Except as disclosed in
 Section 2.7 of the Company Disclosure Schedule and except (a) for liabilities and obligations incurred in the ordinary course of business after December 31, 1998; (b) for liabilities and obligations outside of the ordinary course of business which individually or in the aggregate do not exceed $100,000; (c) for liabilities and obligations disclosed, reflected or reserved for in the Company Financial Statements and (d) for liabilities and obligations incurred in connection with the transactions contemplated hereby or otherwise as contemplated by this Agreement (which shall not include professional fees incurred in connection with this transaction), since December 31, 1998, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of the Company, prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of the Company, as included in the Company Financial Statements, and that would individually or in the aggregate constitute a Company Material Adverse Effect.

           SECTION 2.8 Absence of Certain Changes. Except as (a) disclosed in the Company Financial Statements; (b) disclosed in Section 2.8 of the Company Disclosure Schedule or (c) contemplated by this Agreement, since December 31, 1998, the Company has not suffered any change constituting a Company Material Adverse Effect.

           SECTION 2.9  Employee Benefit Plans; ERISA

                (a) Section 2.9(a) of the Company Disclosure Schedule sets forth a list of each material employee benefit plan (including but not limited to plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by the Company or any Company Subsidiary, or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with the Company or any Company Subsidiary would be deemed a "single employer" within the meaning of Section 4001(b)(15) of ERISA for the benefit of any employee of the Company or any Company Subsidiary ("Benefit Plans") and all material employment and severance agreements with employees of the Company or a Company Subsidiary that provide for either an annual salary in excess of $100,000 or a severance payment in excess of $50,000 ("Employee Agreements"). True and complete copies of all Employee Agreements, including all amendments to date, have been made available to Purchaser by Seller. Except as disclosed in Section 2.9(a) of the Company Disclosure Schedule, the Company and the Company Subsidiaries do not have an aggregate of accrued, unpaid deferred employee compensation or accrued, unpaid employee severance payments in excess of $100,000.

                (b) Except as set forth in Section 2.9(b) of the Company Disclosure Schedule, with respect to each Benefit Plan: (i) if intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), such plan has received a determination letter from the Internal Revenue Service stating that it so qualifies and nothing has occurred to the knowledge of Seller since the date of such determination that could materially adversely affect such qualification; (ii) such plan has been administered in all material respects in accordance with its terms and applicable law; (iii) no disputes are pending, or, to the knowledge of Seller, threatened that give rise to or might reasonably be expected to give rise to material liability on the part of the Company or any Company Subsidiary; (iv) no prohibited transaction (within the meaning of Section 406 of ERISA) has occurred that gives rise to or might reasonably be expected to give rise to material liability on the part of the Company or any Company Subsidiary; and (v) all contributions required to be made to such plan as of the date hereof (taking into account any extensions for the making of such contributions) have been made in full.

                (c) No Benefit Plan has incurred an accumulated funding deficiency, as defined in Section 302 of ERISA or Section 412 of the Code, whether or not waived.

                (d) Except as disclosed in Section 2.9(d) of the Company Disclosure Schedule, with respect to each Benefit Plan that is a "welfare plan" (as defined in Section 3(1) of ERISA), no such plan provides medical or death benefits with respect to current or former employees of the Company or any Company Subsidiary beyond their termination of employment other than (i) to the extent required by applicable law, (ii) death benefits under any "pension plan" or (iii) benefits the full cost of which is borne by current or former employees (or their beneficiaries).

                (e) Except as set forth in Section 2.9(e) of the Company Disclosure Schedule, no material liability has been or is reasonably expected to be incurred by the Company, any Company Subsidiary or any ERISA Affiliate (either directly or indirectly) under or pursuant to Title IV of ERISA, relating to its or their employee benefit plans, and no event, transaction or condition has occurred or exists that has resulted in or would reasonably be expected to result in any such material liability to the Company, any Company Subsidiary or any ERISA Affiliate or any employee benefit plan of the Company, any Company Subsidiary or any ERISA Affiliate.

                (f) The Company and the Company Subsidiaries have not materially increased their employee benefits since December 31, 1998.

           SECTION 2.10 Litigation. Except as disclosed in Section 2.10 of the Company Disclosure Schedule, there is no action, suit, proceeding (other than any action, suit or proceeding resulting from or arising out of this Agreement or the transactions contemplated hereby) pending or, to the knowledge of Seller, threatened, involving the Company or any Company Subsidiary or the Shares by or before any Governmental Entity or by any third party that is reasonably likely to have a Company Material Adverse Effect.

           SECTION 2.11  No Default; Compliance with Applicable Laws.
 Except as disclosed in Section 2.11 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is in default or violation of any term, condition or provision of (i) its articles of incorporation or by-laws or (ii) any statute, law, rule, regulation, judgment, decree, order, permit or license or other governmental authorization or approval applicable to the Company or any Company Subsidiary excluding defaults or violations which would not have a Company Material Adverse Effect or which become applicable as a result of the business or activities in which Purchaser is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Purchaser.

           SECTION 2.12 Taxes. (a) Except as disclosed in Section 2.12(a) of the Company Disclosure Schedule, the Company or Seller has (i) timely filed all material Tax Returns (as hereinafter defined) required to be filed by any of them (taking into account applicable extensions) with respect to the Company and the Company Subsidiaries and all such Tax Returns were true, correct and complete in all material respects when filed and (ii) paid or accrued (in accordance with GAAP) all material Taxes (as hereinafter defined) of the Company and the Company Subsidiaries shown to be due on such Tax Returns other than such Taxes as are being contested in good faith by the Company or the Company Subsidiaries.

                (b) With respect to Taxes for which the Company or a Company Subsidiary is liable, except as disclosed in Section 2.12(b) of the Company Disclosure Schedule, there are no material ongoing federal, state, local or foreign Tax audits or Tax examinations.

                (c) With respect to Taxes for which the Company or a Company Subsidiary is liable, except as disclosed in Section 2.12(c) of the Company Disclosure Schedule, there are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies.

                (d) Except as disclosed in Section 2.12(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any agreement providing for the allocation or sharing of Taxes.

                (e) Except as disclosed in Section 2.12(e) of the Company Disclosure Schedule, there are no material liens for Taxes upon the assets of the Company or any Company Subsidiary which are not provided for in the Company Financial Statements, except liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith.

                (f) "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by any taxing authority (whether domestic or foreign including, without limitation, any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

           SECTION 2.13 Affiliated Transactions. Set forth in Section 2.13 of the Company Disclosure Schedule is a list of all contracts, arrangements or obligations between the Company or any of the Company Subsidiaries, on the one hand, and Seller or any of its affiliates on the other hand, either
 (i) entered into since October 30, 1998 or (ii) in force and effective as of the date of this Agreement.

           SECTION 2.14  Intellectual Property.  Except as disclosed in
 Section 2.14 of the Company Disclosure Schedule, and except for such claims, which individually or in the aggregate, would not have a Company Material Adverse Effect, there are no pending or threatened claims of which the Company or any Company Subsidiary has been given written notice, by any person against their use of any trademarks, trade names, service marks, service names, mark registrations, logos, assumed names and copyright registrations, patents and all applications therefor which are owned by the Company or any Company Subsidiary and used in its operations as currently conducted (collectively, the "Company Intellectual Property"). The Company and the Company Subsidiaries have such ownership of or such rights by license, lease or other agreement to the Company Intellectual Property as are necessary to permit them to conduct their respective operations as currently conducted, except where the failure to have such rights would not have a Company Material Adverse Effect.

           SECTION 2.15  Environmental Matters.  Except as set forth in
 Section 2.15 of the Company Disclosure Schedule or except as failure of the following to be true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect, none of the Seller, the Company nor any of the Company Subsidiaries has received any written notice alleging the past or present violation of any applicable federal, state or local laws and regulations related to the protection of human health or the environment ("Environmental Laws"), and (i) each of the Company and the Company Subsidiaries is in compliance in all material respects with all Environmental Laws; (ii) each of the Company and the Company Subsidiaries has obtained and complies in all material respects with all required governmental environmental permits with respect to the businesses of the Company and the Company Subsidiaries as currently conducted; (iii) no storage, treatment or disposal of hazardous waste, substance or material on the real estate owned, and to the knowledge of Seller, leased or managed by any of the Company and the Company Subsidiaries has been made except in compliance in all material respects with applicable Environmental Laws; and
 (iv) each of the Company and the Company Subsidiaries has lawfully disposed in all material respects of its hazardous waste products with respect to the operations of the businesses.

           SECTION 2.16 Contracts. Except as set forth in Section 2.16 of the Company Disclosure Schedule, (a) each of the material contracts, agreements and understandings to which the Company or any Company Subsidiary is a party or by which any of its assets or operations may be bound is in full force and effect, except where the failure to be in full force and effect would not have a Company Material Adverse Effect and (b) there are no existing defaults by the Company or any Company Subsidiary or, to the knowledge of Seller, any other party, thereunder, which default would result in a Company Material Adverse Effect.

           SECTION 2.17  Title to Assets.  Except as set forth in Section
 2.17 of the Company Disclosure Schedule, the Company and each Company Subsidiary has good and marketable title to its assets, free and clear of all Encumbrances, except for (a) zoning laws and other land use restrictions that do not materially impair the present or anticipated use or occupancy of the property subject thereto; (b) any Encumbrances for taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or due and being contested in good faith; (c) any mechanics', workmen's, repairmen's, warehousemen's, carriers' or other similar Encumbrances arising in the ordinary course of business, consistent with past practice or being contested in good faith; (d) any Encumbrances which alone or in the aggregate have not had and are not reasonably likely to have a Company Material Adverse Effect and (e) with respect to any real property, any defects, easements, rights of way, restrictions, covenants, claims or other similar charges, which do not, individually or in the aggregate, have a material adverse effect on the use or possession of such real property (clauses (a) through (e) being referred to collectively as, the "Permitted Encumbrances").

           SECTION 2.18 Brokers or Finders. Seller represents, as to itself and the Company, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Daniels & Associates, L.P., whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm and approval of the Bankruptcy Court.

           SECTION 2.19 Residual Commissions. Neither the Company nor any Company Subsidiary has any contract or agreement with any sales agent that will obligate the Company or any Company Subsidiary to pay any residual or other commission with respect to any revenue of the Company or any Company Subsidiary after the Closing.

           SECTION 2.20 Regulatory Matters. All tariff schedules and all other filings by the Company and the Company Subsidiaries with the FCC and the PUCs are complete and accurate in all material respects. The Company's and the Company Subsidiaries' billing practices and procedures conform to their tariff schedules. The Company and the Company Subsidiaries have all licenses, permits, orders, and approvals from all federal, state, and local governmental and regulatory authorities that are required in order to conduct their businesses, and all such licenses, permits, orders, and approvals are current and are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any law or regulation with respect to any such license, permit, order, or approval that would have a Company Material Adverse Effect.

           SECTION 2.21 No Dividends or Intercompany Payments. Since December 31, 1998, (i) the Company has neither declared nor paid any dividend or distribution with respect to the Shares, and (ii) neither the Company nor any Company Subsidiary has made any intercompany payment to the Seller or any of its affiliates (other than to the Company or any Company Subsidiary).

           SECTION 2.22 Cellular Paging Subscribers; Subscriber Turnover; Accounts Receivable. Within ten days following the Closing Date, Seller shall deliver to Purchaser an unaudited consolidated financial statement of the Company and the Company Subsidiaries for the full one-month period ending immediately prior to the Closing Date (the "Closing Date Statement"). The Closing Date Statement shall fairly present, in all material respects, the Company's position with respect to Active Mobile Numbers, subscriber turnover and accounts receivable of the Company and the Company Subsidiaries for the period set forth therein. For purposes of this Agreement, "Active Mobile Numbers" means at a specified date, a mobile cellular number, including analog and digital cellular and personal communications services, that (a) incurred current charges in the billing cycle immediately prior to the specified date, and (b) at the specified date, had a past due balance no greater than eighty-nine (89) days measured from the invoice date.


                                 ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF PURCHASER

           Purchaser represents and warrants to Seller as follows:

           SECTION 3.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not materially adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement (a "Purchaser Material Adverse Effect"). Purchaser and each of its Subsidiaries (as hereinafter defined) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not result in a Purchaser Material Adverse Effect. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation, partnership or other entity or organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

           SECTION 3.2 Authorization; Validity of Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by its Board of Directors and no other corporate action on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser (and assuming due and valid authorization, execution and delivery hereof by Seller and approval of the Bankruptcy Court) is a valid and binding obligation of Purchaser and may be, enforceable against it in accordance with its respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

           SECTION 3.3 Consents and Approvals; No Violations. Except as set forth in Section 3.3 of the Purchaser Disclosure Schedule and except for (a) filings pursuant to the HSR Act (b) applicable requirements under federal and state securities laws; (c) approvals of the FCC and the PUCs and (d) as described in this Agreement, neither the execution, delivery or performance of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby will (i) violate any provision of the articles of incorporation or by-laws of Purchaser; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound; (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to Purchaser, any of its Subsidiaries or any of their properties or assets or (iv) require on the part of Purchaser any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity; except in the case of clauses (ii), (iii) or
 (iv) for such violations, breaches or defaults which, or filings, registrations, notifications, authorizations, consents or approvals, the failure of which to obtain would not have a Purchaser Material Adverse Effect.

           SECTION 3.4 Absence of Certain Changes. Except as (a) disclosed in the Purchaser Financial Statements or (b) contemplated by this Agreement, since December 31, 1998, Purchaser has not suffered any change that would materially adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement.

           SECTION 3.5 Litigation. Except as set forth in Section 3.5 of the Purchaser Disclosure Schedule, there is no action, suit, proceeding (other than any action, suit or proceeding resulting from or arising out of this Agreement or the transactions contemplated hereby) pending or, to the knowledge of Purchaser, threatened, involving Purchaser by or before any Governmental Entity or by any third party that is reasonably likely to result in a Purchaser Material Adverse Effect.

           SECTION 3.6 Financing Commitment. As of the Closing Date Purchaser will have sufficient funds to consummate the transactions contemplated hereby.

           SECTION 3.7 Investment Purpose. Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

           SECTION 3.8 Brokers or Finders. Purchaser represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finders' fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.


                                 ARTICLE IV

                                  COVENANTS

           SECTION 4.1 Interim Operations of the Company. Seller covenants and agrees that, except (i) as contemplated by this Agreement; (ii) as disclosed in the Company Disclosure Schedule or (iii) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld), after the date hereof and prior to the Closing Date:

                (a)  the business of the Company and the Company
 Subsidiaries shall be conducted only in the ordinary and usual course of business;

                (b) neither the Company nor any Company Subsidiary shall amend its articles of incorporation or by-laws;

                (c)  neither the Company nor any Company Subsidiary shall
 (i) split, combine or reclassify the Shares; (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Shares; (iii) issue or sell any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, its capital stock or
 (iv) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

                (d)  neither the Company nor any Company Subsidiary shall
 (i) adopt any new employee benefit plan or employee welfare or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans or as may be required by applicable law or (ii) increase any compensation or enter into or amend any employment, severance, termination or similar agreement with any of its present or future officers or directors, except for normal increases in the ordinary and usual course of business and the payment of cash bonuses to employees pursuant to and consistent with existing plans or programs;

                (e) neither the Company nor any Company Subsidiary shall, except as may be required or contemplated by this Agreement or in the ordinary and usual course of business acquire, sell, lease or dispose of any assets which, in the aggregate, exceed $500,000.00;

                (f) neither the Company nor any Company Subsidiary, and with respect to clause (iv) below none of Seller, the Company or any Company Subsidiary shall (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other person except in the ordinary and usual course of business consistent with past practice in an amount not material to the Company and the Company Subsidiaries taken as a whole; (iii) make any material loans, advances or capital contributions to, or investments in, any other person other than in the ordinary and usual course of business consistent with past practice; (iv) pledge or otherwise encumber the Shares or (v) mortgage or pledge any of its material assets, tangible or intangible, or create any material mortgage, lien, pledge, charge, security interest or encumbrance of any kind with respect to any such asset;

                (g) neither the Company nor any Company Subsidiary shall acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein;

                (h) neither the Company nor any Company Subsidiary shall adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

                (i) neither the Company nor any Company Subsidiary shall materially change any of the accounting methods used by it unless required by GAAP or applicable law; and

                (j) neither the Company nor any Company Subsidiary shall authorize or enter into an agreement to do any of the foregoing.

           SECTION 4.2 Access to Information. Seller shall cause the Company and the Company Subsidiaries to afford Purchaser's officers, employees, accountants, counsel and other authorized representatives full and complete access during normal business hours throughout the period prior to the Closing Date or the date of termination of this Agreement, to it and its properties, contracts, commitments, books and records (including but not limited to Tax Returns) and to use its reasonable best efforts to cause representatives to furnish promptly to Purchaser such additional financial and operating data and other information as to its business and properties as Purchaser or its duly authorized representatives may from time to time reasonably request; provided, however, that nothing herein shall require either Seller, the Company or any Company Subsidiary to disclose any information to Purchaser if such disclosure (i) would cause significant competitive harm to Seller, the Company, the Company Subsidiaries or their affiliates if the transactions contemplated by this Agreement are not consummated or (ii) would be in violation of applicable laws or regulations of any Governmental Entity or the provisions of any confidentiality agreement to which either Seller, the Company or any Company Subsidiary is a party. Unless otherwise required by law and until the Closing Date, Purchaser will hold any such information in confidence in accordance with the provisions of the Confidentiality Agreement between Seller and Purchaser, dated as of [bullet], 1999 (the "Confidentiality Agreement").

           SECTION 4.3  Employee Benefits.

                (a) Purchaser agrees that, effective as of the Closing Date and for a six-month period thereafter, Purchaser shall provide those persons who, immediately prior to the Closing Date, were company employees (as hereinafter defined) of the Company or a Company Subsidiary on the Closing Date with employee benefits that are no less favorable in the aggregate than those provided to Company Employees immediately prior to the date hereof, provided that Purchaser will not be required to provide such employee benefits to the extent that the Company would incur additional expense following the Closing Date other than historical costs to provide such employee benefits. With respect to any employee benefits that are provided to Company Employees under Purchaser's employee benefit plans ("Purchaser Plans"), service accrued by Company Employees during employment with the Company prior to the Closing Date shall be recognized for all purposes, except to the extent necessary to prevent duplication of benefits. With respect to any medical, dental or other welfare benefits that are provided at any time to Company Employees under Purchaser Plans, any applicable pre-existing condition exclusions (except to the extent not satisfied under the comparable Benefit Plan as of such time) shall be waived, and any expenses incurred before such time under the comparable Benefit Plan shall be taken into account under such Purchaser Plan for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

                (b) Except for employee stock, stock option and profit sharing plans, Purchaser agrees to honor, and cause the Company and the Company Subsidiaries, as applicable, to honor, without modification, all employment, severance, retention, other incentive agreements and arrangements, postretirement medical, dental and life insurance arrangements and all supplemental pension plans, as amended through the date hereof (each, an "Employee Arrangement"), for the benefit of any employees and former employees of the Company or a Company Subsidiary, including, without limitation, those Employee Arrangements set forth in
 Section 4.3 of the Company Disclosure Schedule.

                (c) Purchaser acknowledges that the transactions contemplated by this Agreement shall constitute a "change in control" for purposes of any Employee Arrangement. The Seller shall reimburse the Purchaser from the Escrow for the amount of any severance payment liable to be paid to any Company Employee as a result of such "change in control."

                (d) For purposes of this Section 4.3, the term "Company Employees" shall mean all employees of the Company or a Company Subsidiary immediately prior to the Closing Date, including those on lay-off, disability or leave of absence, paid or unpaid.

           SECTION 4.4 Publicity. The initial press releases with respect to the execution of this Agreement shall be acceptable to Purchaser and Seller. Thereafter, so long as this Agreement is in effect, neither Purchaser nor Seller nor any of their respective affiliates shall issue or cause the publication of any press release with respect to the transactions contemplated hereby or this Agreement without the prior agreement of the other party, except as may be required by law, rule, regulation, Governmental Entity or by any listing agreement with a national securities exchange, in which case the party proposing to make such publication shall provide advance notice and an opportunity to comment to the extent practicable.

           SECTION 4.5  Approvals and Consents; Cooperation; Notification.

                (a) The parties hereto shall use their respective reasonable efforts, and cooperate with each other, to obtain as promptly as practicable all governmental and third party authorizations, approvals, consents or waivers, including approval of the Bankruptcy Court, required in order to consummate the transactions contemplated by this Agreement, except for any third party authorizations, approvals, consents or waivers, the failure of which to obtain would not impair in any material respect the transactions contemplated hereby.

                (b) Seller and Purchaser shall take all actions necessary to file as soon as practicable all notifications, filings and other documents required to obtain all governmental authorizations, approvals, consents or waivers, including, without limitation, under the HSR Act and under the regulations of the FCC and the PUCs, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission, the Antitrust Division of the Department of Justice, the FCC, the PUCs and any other Governmental Entity for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any Governmental Entity in connection therewith.

                (c) Seller shall give prompt notice to Purchaser of the occurrence of any Company Material Adverse Effect, and Purchaser shall give prompt notice to Seller of the occurrence of any Purchaser Material Adverse Effect. Each of Seller and Purchaser shall give prompt notice to the other of the occurrence or failure to occur of an event that would, or, with the lapse of time would, cause any condition to the consummation of the transactions contemplated hereby not to be satisfied.

                (d) The Seller and the Purchaser shall update the Company Disclosure Schedule and the Purchaser Disclosure Schedule, respectively, as of a date no greater than two (2) business days prior to the Closing Date, and deliver such updated disclosure schedules to the other party at the Closing.

           SECTION 4.6 Further Assurances. Each of the parties hereto agrees to use its respective reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

           SECTION 4.7 Transfer Taxes. Notwithstanding anything to the contrary contained herein. Purchaser shall be responsible for the timely payment of all sales (including, without limitation, bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar taxes and fees ("Transfer Taxes"), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement. Purchaser shall prepare and in a timely manner file all returns in respect of Transfer Taxes.

                (a) Purchaser and Seller shall cooperate with each other in attempting to minimize Transfer Taxes.

                (b) Purchaser shall provide to Seller, and Seller shall provide to Purchaser, all exemption certificates with respect to Transfer Taxes that may be provided for under applicable law. Such certificates shall be in the form, and shall be signed by the proper party, as provided under applicable law.

           SECTION 4.8 Name Change. Prior to the Closing, Seller will change the names of the Company and the Company Subsidiaries so that they do not contain any name, mark, logo, trade dress or other identifying words or images which are similar to "USN" or "USN Communications" or any combination thereof. When changing such names, Seller agrees to use any name recommended by Buyer, provided that such recommended name does not contain any of the names listed above or any combination thereof or is not otherwise prohibited by law.

           SECTION 4.9 Deposit. On or before April 16, 1999, the Purchaser shall deliver to the Seller a refundable deposit (the "Deposit") of One Million Dollars ($1,000,000). The Seller shall hold the Deposit in a separate account and shall not commingle the Deposit with other funds of the Seller. At the Closing, the Deposit shall be released to the Seller as a portion of the Purchase Price. If this Agreement is terminated by either party pursuant to Section 6.1, then the Seller shall immediately return the Deposit to the Purchaser, without any deduction for any counterclaim or offset.

           SECTION 4.10 Certain Contracts. After the date hereof, neither the Company nor the Company Subsidiaries will enter into any agreement with Celltech Cellular Information Systems, Inc. for the provision of software products and services to the Company or the Company Subsidiaries.

           SECTION 4.11 Intercompany and IntraCompany Accounts. Effective as of the Closing Date, all intercompany and intracompany receivables, payables and loans then existing between Seller on the one hand and the Company or Company Subsidiaries on the other hand shall be contributed to the Company and the Company or Company Subsidiaries shall have been released from any obligations thereunder.


                                  ARTICLE V

                                 CONDITIONS

           SECTION 5.1 Conditions to Each Party's Obligation to Effect the Closing. The obligations of Seller, on the one hand, and Purchaser, on the other hand, to consummate the Closing are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) of the following conditions:

                (a) no court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling, and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement; provided that the parties shall have used their best commercial efforts to cause any such order, decree, ruling, statute, rule or regulation to be vacated or lifted;

                (b) any waiting period applicable to the transactions contemplated hereby under the HSR Act shall have expired or been terminated;

                (c) the Bankruptcy Court shall have approved the consummation of the transactions contemplated by this Agreement;

                (d) the FCC and the PUC, if required, shall have approved the consummation of the transactions contemplated by this Agreement; and

                (e) all authorizations, approvals or consents required to permit the consummation of the transactions contemplated hereby shall have been obtained and be in full force and effect, except where the failure to have obtained any such authorizations, approvals or consents would not have a Company Material Adverse Effect or a Purchaser Material Adverse Effect, as the case may be.

           SECTION 5.2 Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by Purchaser) of the following further conditions:

                (a) the representations and warranties of Seller shall be true and correct in all material respects as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period);

                (b) Seller shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing Date;

                (c) Purchaser shall have received a certificate signed by an appropriate officer of Seller, dated as of the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 5.2(a) and Section 5.2(b) have been satisfied.

           SECTION 5.3 Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by Seller) of the following further conditions:

                (a) the representations and warranties of Purchaser shall be true and correct in all material respects as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period);

                (b) Purchaser shall have performed in all material respects all of the obligations hereunder required to be performed by Purchaser, at or prior to the Closing Date;

                (c) Seller shall have received a certificate signed by an appropriate officer of Purchaser, dated as of the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 5.3(a) and Section 5.3(b) have been satisfied; and

                (d) the cash collateral securing certain obligations to Southern New England Telephone Company shall have been released to Seller.


                                 ARTICLE VI

                                 TERMINATION

           SECTION 6.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing Date:

                (a)  by the mutual consent of Seller and Purchaser;

                (b)  by either Seller or Purchaser:

                     (i) if the Closing shall not have occurred on or prior to May 15, 1999; provided, however, that the right to terminate this Agreement under this Section 6.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date;

                     (ii) if the Bankruptcy Court or other Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their best commercial efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; or

                     (iii) if Seller's Board of Directors
      determines in good faith, after consultation with outside counsel, and evidenced by a duly adopted board resolution, that, in order to comply with its fiduciary duties under applicable law, it is advisable to enter into a definitive agreement with respect to a qualified bid (a "Qualified Bid"), as set forth in the terms of the bid procedures approved by the Bankruptcy Court and Seller executes and delivers such a definitive agreement with respect to a Qualified Bid.

           SECTION 6.2 Procedure and Effect of Termination. In the event of the termination and abandonment of this Agreement by Seller or Purchaser pursuant to Section 6.1 hereof, written notice thereof shall forthwith be given to the other party. If the transactions contemplated by this Agreement are terminated as provided herein:

                (a) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

                (b) All confidential information received by any party hereto with respect to the business of any other party or its subsidiaries or affiliates shall be treated in accordance with the provisions of the Confidentiality Agreement, which shall survive the termination of this Agreement; and

                (c) No party to this Agreement will have any liability under this Agreement to the other except (i) as stated in subparagraphs (a) and (b) of this Section 6.2; (ii) for any breach of any provision of this Agreement and (iii) as provided in the Confidentiality Agreement. In the event that the Seller terminates this Agreement pursuant to Section 6.1(b)(iii), then the Seller shall pay Purchaser a fee in the amount of $750,000 to compensate the Purchaser for, among other things, its internal and external costs incurred in connection with this Agreement. This payment is in addition to the refund of the Deposit.


                                  ARTICLE VII

                                INDEMNIFICATION

           SECTION 7.1 Indemnification by the Seller. The Seller shall indemnify, save, defend, and hold the Purchaser harmless from and against any and all losses, liabilities, damages, deficiencies, demands, claims, actions, judgments, causes of action, assessments, costs, and expenses, including but not limited to interest, penalties, court costs, and attorneys' fees (collectively, "Losses") based upon, arising out of, or otherwise in respect of (i) any inaccuracy in any representation or warranty, including any inaccuracy alleged by a third party, or any breach of any covenant or agreement of the Seller contained in this Agreement, the Company Disclosure Schedule, or any document or instrument delivered by the Seller in connection with this Agreement or (ii) Mazzarella and McWay v. USN Communications, Inc. et al., Case No. 99-00383 United States Bankruptcy Court, Delaware; provided, however that the maximum aggregate liability of Sellers hereunder shall not exceed $1,000,000 and provided, further that any obligations of Seller hereunder shall be satisfied fully from the Escrow Amount which shall be Purchaser's sole and exclusive remedy hereunder. The Purchaser may not bring the first claim for indemnification until the aggregate amount for all claims for indemnification shall exceed Fifty Thousand Dollars ($50,000), but may then receive indemnification for all amounts claimed.

           SECTION 7.2 Indemnification by the Purchaser. The Purchaser shall indemnify, save, defend, and hold the Seller harmless from and against any and all Losses based upon, arising out of, or otherwise in respect of any inaccuracy in any representation or warranty, including any inaccuracy alleged by a third party, or any breach of any covenant or agreement of the Purchaser contained in this Agreement, the Purchaser Disclosure Schedule, or any document or instrument delivered by the Purchaser in connection with this Agreement. The Seller may not bring the first claim for indemnification until the aggregate amount for all claims for indemnification shall exceed Fifty Thousand Dollars ($50,000), but may then receive indemnification for all amounts claimed.

           SECTION 7.3 Notice of an Indemnified Liability. Within a reasonable time after receipt by one party (the "Indemnified Party") of notice of any indemnified liability, the Indemnified Party shall give written notice thereof to the other party (the "Indemnifying Party"), and to the Escrow Holder if applicable. The notice shall describe the indemnified liability in reasonable detail and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Losses that have been or may be suffered by the Indemnified Party. The failure to give such notice shall not affect the Indemnified Party's right to seek indemnification from the Indemnifying Party.

           SECTION 7.4 Indemnified Liability Not Involving a Third Party. Upon receipt of a notice of an indemnified liability not involving a third party, unless the Indemnifying Party provides written objections as set forth in Section 7.6, the Indemnifying Party shall promptly reimburse the Indemnified Party for the Losses suffered by the Indemnified Party, or give written instructions to the Escrow Holder to pay the Indemnified Party the amount of the Losses from the Escrow if applicable.

           SECTION 7.5 Indemnified Liability Involving a Third Party. Upon receipt of a notice of an indemnified liability involving a third party, unless the Indemnifying Party provides written objections as set forth in
 Section 7.6, the Indemnifying Party shall promptly reimburse the Indemnified Party for the Losses and defense costs suffered or incurred by the Indemnified Party, whether by judgment, order, award, settlement, compromise, or otherwise, including but not limited to all expenses. The Purchaser shall have the election to settle, compromise, or defend by its own counsel any indemnified liability, at its expense if it is an Indemnifying Party or at the Indemnifying Party's expense if it is an Indemnified Party; provided that the Purchaser may not settle or compromise any claim without the prior written consent of the Seller, if the Seller is the Indemnifying Party, which consent may not be unreasonably withheld or delayed; provided further that the Purchaser may settle or compromise any claim without the prior written consent of the Seller, if the Seller is the Indemnifying Party, if the Seller has provided written objections as set forth in Section 7.6 and such written objections have not been resolved. The Indemnifying Party may elect to be represented by its own legal counsel at its own expense. The Indemnifying Party may settle or compromise any claim if (i) the Indemnifying Party pays the full amount of such settlement or compromise and all expenses, and (ii) the settlement or compromise does not require the Indemnified Party to perform any act or to refrain from performing any act.

           SECTION 7.6 Objections. If the Indemnifying Party disputes any notice of an indemnified liability, then the Indemnifying Party shall have ten (10) business days from receipt of such notice to give written objections to the Indemnified Party or such objections shall be deemed waived. On delivery of the written objections, the Indemnified Party and the Indemnifying Party shall have until the earlier of thirty (30) days from the date of receipt of the written objections or five (5) days before the Indemnified Party must file a response with a court, arbitrator, or similar entity with respect to the indemnified liability to negotiate and attempt to resolve their differences.


                                 ARTICLE VIII

                                 MISCELLANEOUS

           SECTION 8.1 Amendment and Modification. This Agreement may only be amended, modified and supplemented by written agreement of the parties hereto.

           SECTION 8.2 Notices. All notices, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier to; (b) five days after being deposited in any United States Post Office enclosed in a postage prepaid, registered or certified envelope addressed to or (c) when successfully transmitted by telecopier (with a confirming copy of such communication to be sent as provided in clauses (a) or (b) above) to, the party for whom intended, at the address or telecopier number for such party set forth below (or at such other address or telecopier number for a party as shall be specified by like notice, provided, however, that any notice of change of address or telecopier number shall be effective only upon receipt):

                (a)  if to Purchaser, to:

                     Paris Holt
                     Chief Executive Officer
                     Unified Signal Corporation
                     7230 Brookwood Way
                     Cumming, Georgia  30041
                     Telephone No. (770) 754-9381
                     Telecopier No. (770) 754-9385

                     with a copy to:

                     Gerald N. Casale, Jr., Esq.
                     Casale Coffee Nojima LLP
                     11755 Wilshire Boulevard
                     Suite 1200
                     Los Angeles, California  90025
                     Telephone No. (310) 312-1860
                     Telecopy No. (310) 477-3481

                (b)  if to Seller, to:

                     USN Communications, Inc.
                     10 South Riverside Plaza, Suite 2000
                     Chicago, Illinois  60606
                     Telephone No. (312) 906-3620
                     Telecopy No. (312) 474-0814
                     Attention:  Mr. J. Thomas Elliott

                     and:

                     USN Communications, Inc.
                     10 South Riverside Plaza, Suite 2000
                     Chicago, Illinois  60606
                     Telephone No. (312) 906-3592
                     Telecopy No. (312) 474-0814
                     Attention:  Thomas A. Monson, Esq.

                     with a copy to:

                     Skadden, Arps, Slate, Meagher &
                       Flom (Illinois)
                     333 West Wacker Drive
                     Chicago, Illinois 60606
                     Telephone No. (312) 407-0700
                     Telecopy No. (312) 407-0411
                     Attention: Gary P. Cullen, Esq.

           SECTION 8.3 Interpretation. The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. The phrase "to the knowledge of Seller" or any similar phrase shall mean such facts and other information which as of the date of determination are actually known to the Chairman of the Board, the Chief Executive Officer, the President, any Senior Executive Vice President and Chief Financial Officer of Seller or the Company. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to April 1, 1999. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule l2b-2 of the Exchange Act. As used in this Agreement, the term "business day" means a day, other than a Saturday or a Sunday, on which banking institutions in The City of New York are required to be open. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

           SECTION 8.4 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement.

           SECTION 8.5 Entire Agreement; Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein), the Confidentiality Agreement, the Company Disclosure Schedule and the Purchaser Disclosure Schedule (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided herein, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

           SECTION 8.6 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

           SECTION 8.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

           SECTION 8.8 Jurisdiction. Each of the parties hereto hereby expressly and irrevocably submits to the non-exclusive personal jurisdiction of the United States District Court for the District of Delaware and to the jurisdiction of any other competent court of the State of Delaware (collectively, the "Delaware Courts"), preserving, however, all rights of removal to such federal court under 28 U.S.C. Section 1441, in connection with all disputes arising out of or in connection with this Agreement or the transactions contemplated hereby and agrees not to commence any litigation relating thereto except in such courts. If the aforementioned courts do not have subject matter jurisdiction, then the proceeding shall be brought in any other state or federal court located in the State of Delaware, preserving, however, all rights of removal to such federal court under 28 U.S.C. Section 1441. Each party hereby waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement or the transactions contemplated hereby to which any of them may be entitled by reason of its present or future domicile. Notwithstanding the foregoing, each of the parties hereto agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Delaware Courts in any other court or jurisdiction.

           SECTION 8.9 Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 8.8 hereof in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.2 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

           SECTION 8.10 Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with Section 7.8 hereof.

           SECTION 8.11 Termination of Representations and Warranties. Except as set forth in this Agreement, including the Company Disclosure Schedule and the Purchaser Schedule, neither party is making any representation or warranty to the other party. Notwithstanding any right of a party to fully investigate the business and financial condition of the other party, and notwithstanding any knowledge of facts determined or determinable by a party pursuant to such investigation or right of investigation, each party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other party contained in this Agreement, the Disclosure Schedules, or any document or instrument delivered in connection with this Agreement; provided that a party does not have actual knowledge that any such representation or warranty is materially incorrect. All such representations and warranties of each party shall survive the execution and delivery of this Agreement and the Closing until the second (2nd) anniversary of the Closing Date; provided that all representations and warranties relating to any Tax matter shall survive until the later of (i) three (3) years from the date of filing of the last federal tax return required to be filed by the Company or any Company Subsidiary for the period ending on the Closing Date, or
 (ii) the first day after all applicable statutes of limitations for all state and local tax returns required to be filed by the Company or any Company Subsidiary for the period ending on the Closing Date; provided further that all representations and warranties relating to any matter regarding title to the Shares or any asset of the Company or any Company Subsidiary, or any Encumbrance thereon, shall survive in perpetuity. Notwithstanding the foregoing, there shall not be any termination of any representation or warranty with respect to fraud or intentional misrepresentation by the giver of such fraudulent or intentionally misleading representation or warranty.

           SECTION 8.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that (i) Purchaser may assign this Agreement to any Subsidiary of Purchaser; provided that Purchaser shall remain primarily liable for its obligations under this Agreement and
 (ii) Seller may assign a security interest in this Agreement to any creditor or creditors of Seller. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

           SECTION 8.13 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated hereby, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby is consummated.

           SECTION 8.14 Headings. Headings of the Articles and Sections of this Agreement, the Table of Contents and the Index of Defined Terms are for convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

           SECTION 8.15 Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

           SECTION 8.16 Schedules. The Company Disclosure Schedule and the Purchaser Disclosure Schedule shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any matter disclosed pursuant to the Company Disclosure Schedule and the Purchaser Disclosure Schedule shall be deemed to be disclosed for all purposes under this Agreement but such disclosure shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                     USN COMMUNICATIONS, INC.,
                     a Delaware corporation


                     By: /s/ Ronald W. Gavillet
                        -----------------------------
                        Name:  Ronald W. Gavillet
                        Title: Senior Vice President


                     UNIFIED SIGNAL CORPORATION,
                     a Georgia corporation


                     By: /s/ Paris Holt
                        --------------------------------------------
                        Name:  Paris Holt
                        Title: Chairman and Chief Executive Officer


                     UNIFIED SIGNAL CORPORATION,
                     a Delaware corporation


                     By: /s/ Paris Holt
                        -------------------------------------------
                        Name:  Paris Holt
                        Title: Chairman and Chief Executive Officer



                                    ANNEX A

                            INDEX OF DEFINED TERMS


                                         Defined in
 Terms                                     Section
 -----                                    ---------

 Active Mobile Numbers . . . . . . . . . .  2.22
 Agreement . . . . . . . . . . . . . . . .  Preamble
 Bankruptcy Court  . . . . . . . . . . . .  Preamble
 Benefit Plans . . . . . . . . . . . . . .  2.9(a)
 Business Day  . . . . . . . . . . . . . .  8.3
 Closing . . . . . . . . . . . . . . . . .  1.3(a)
 Closing Date  . . . . . . . . . . . . . .  1.3(a)
 Closing Date Statement  . . . . . . . . .  2.22
 Code  . . . . . . . . . . . . . . . . . .  2.9(b)
 Company . . . . . . . . . . . . . . . . .  Preamble
 Company Disclosure Schedule . . . . . . .  2.1
 Company Employees . . . . . . . . . . . .  4.3(d)
 Company Financial Statements  . . . . . .  2.6
 Company Intellectual Property . . . . . .  2.14
 Company Material Adverse Effect . . . . .  2.1
 Company Subsidiaries  . . . . . . . . . .  2.1
 Confidentiality Agreement . . . . . . . .  4.2
 Delaware Courts . . . . . . . . . . . . .  8.8
 Deposit . . . . . . . . . . . . . . . . .  4.9
 Employee Agreements . . . . . . . . . . .  2.9(a)
 Employee Arrangement  . . . . . . . . . .  4.3(b)
 Encumbrances  . . . . . . . . . . . . . .  1.1
 Environmental Laws  . . . . . . . . . . .  2.15
 ERISA . . . . . . . . . . . . . . . . . .  2.9(a)
 ERISA Affiliate . . . . . . . . . . . . .  2.9(a)
 Escrow  . . . . . . . . . . . . . . . . .  1.3(d)
 Escrow Amount . . . . . . . . . . . . . .  1.3(d)
 Escrow Holder . . . . . . . . . . . . . .  1.3(d)
 Exchange Act  . . . . . . . . . . . . . .  2.5
 FCC . . . . . . . . . . . . . . . . . . .  2.5
 GAAP  . . . . . . . . . . . . . . . . . .  2.6
 Governmental Entity . . . . . . . . . . .  2.5
 HSR Act . . . . . . . . . . . . . . . . .  2.5
 Indemnified Party . . . . . . . . . . . .  7.3
 Indemnifying Party  . . . . . . . . . . .  7.3
 Losses  . . . . . . . . . . . . . . . . .  7.1
 Permitted Encumbrances  . . . . . . . . .  2.17
 PUCs  . . . . . . . . . . . . . . . . . .  2.5
 Purchase Price  . . . . . . . . . . . . .  1.2(a)
 Purchaser . . . . . . . . . . . . . . . .  Preamble
 Purchaser Disclosure Schedule . . . . . .  3.3
 Purchaser Financial Statements  . . . . .  3.4
 Purchaser Material Adverse Effect . . . .  3.1
 Puchaser Plans  . . . . . . . . . . . . .  4.3(a)
 Qualified Bid . . . . . . . . . . . . . .  6.1(b)(iii)
 Seller  . . . . . . . . . . . . . . . . .  Preamble
 Shares  . . . . . . . . . . . . . . . . .  Preamble
 Subsidiary  . . . . . . . . . . . . . . .  3.1
 Taxes . . . . . . . . . . . . . . . . . .  2.12(f)
 Tax Return  . . . . . . . . . . . . . . .  2.12(f)
 Transfer Taxes  . . . . . . . . . . . . .  4.7



                                     ANNEX B

                     INDEX TO COMPANY DISCLOSURE SCHEDULE


 Title                                                Section
 -----                                                -------

 Organization                                           2.1
 Capitalization                                         2.2
 Ownership of Stock                                     2.3
 Consents and Approvals; No Violations                  2.5
 Financial Statements                                   2.6
 No Undisclosed Liabilities                             2.7
 Absence of Certain Changes                             2.8
 Employee Benefit Plans:ERISA                           2.9(a)
 Employee Benefit Plans:ERISA                           2.9(b)
 Employee Benefit Plans:ERISA                           2.9(e)
 Employee Benefit Plans:ERISA                           2.9(f)
 Litigation                                             2.10
 No Default:  Compliance With Applicable Laws           2.11
 Taxes                                                  2.12(a)
 Taxes                                                  2.12(b)
 Taxes                                                  2.12(c)
 Taxes                                                  2.12(d)
 Taxes                                                  2.12(e)
 Affiliated Transactions                                2.13
 Intellectual Property                                  2.14
 Environmental                                          2.15
 Contracts                                              2.16
 Title to Assets                                        2.17
 Interim Operations of the Company                      4.1
 Employee Benefits                                      4.3(b)



                                     ANNEX C

                    INDEX TO PURCHASER DISCLOSURE SCHEDULE


 Title                                                  Section
 -----                                                  -------

 Absence of Certain Changes                              3.5
 Litigation                                              3.6